EXHIBIT 99.4

REGISTRATION RIGHTS AGREEMENT

     THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made and entered into effective as of the 30th day of January, 2003, by and among 1-800 CONTACTS, INC., a Delaware corporation (the “Company”), and CAMELOT VENTURES/CJ, L.L.C. d/b/a LENS 1st, a Michigan limited liability company, and LENS EXPRESS LLC, a Michigan limited liability company (collectively the “Investors”).

RECITALS

     A.     The Company and the Investors have entered into an Asset Purchase Agreement of even date herewith (the “Purchase Agreement”), whereby the Company will purchase certain of the assets and assume certain of the liabilities of the Investors.

     B.     Pursuant to the Purchase Agreement, the purchase price for the Acquired Assets will be paid by the Company by the delivery to the Investors of (1) cash, (2) the Closing Buyer Shares, and (3) by the assumption by the Company of the Assumed Liabilities. Pursuant to the Purchase Agreement, the Company has agreed to grant to each of the Investors certain registration rights, to enable the Investors to participate, under certain specified circumstances, in registrations of the Common Stock of the Company with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended.

     C.     The purpose of this Agreement is to document and establish the terms of the registration rights granted to each of the Investors.

     D.     Terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

AGREEMENT

     NOW, THEREFORE, the parties hereto agree as follows:

     1.     Definitions.

     “Act” shall mean the Securities Act of 1933, as amended.

     “Closing Buyer Shares” shall mean nine hundred thousand (900,000) shares of the Company’s Common Stock.

     “Commission” shall mean the Securities and Exchange Commission.

     “Common Stock” shall mean the Company’s $0.01 par value common stock.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     “Holder” or “Holders” shall mean any Investor or Investors holding Registrable Securities (including shares of Common Stock convertible into Registrable Securities) and any person holding Registrable Securities to whom the rights under this Agreement have been transferred, in accordance with Section 9 hereof.

     The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the requirements of the Act and the declaration or ordering of the effectiveness of such registration statement.

     “Piggyback Registration” shall have the meaning set forth in Section 2(a) hereof.

     “Registrable Securities” shall mean the Closing Buyer Shares and any shares of Common Stock issued in respect of the Closing Buyer Shares, as a result of a stock split, stock dividend, recapitalization or otherwise; provided, however, that shares of Common Stock shall only be treated as Registrable Securities if and so long as they have not been (i) sold to or through a broker, dealer or underwriter in a public distribution or a public securities transaction, or (ii) sold or all of the otherwise Registrable Securities are available for sale in the opinion of counsel to the Company in a transaction exempt from the registration and prospectus delivery requirements of the Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of the sale.

     “Registration Expenses” shall mean all expenses incurred in complying with Sections 2 and 4 hereof, including all registration and filing fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the reasonable fees and disbursements of one counsel for all Holders of Registrable Securities participating in the registration, but excluding Selling Expenses.

     “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to any securities registered or sold by the Holders and all fees and disbursements of counsel or consultants for the Holders (except for fees and disbursements of counsel included within the definition of Registration Expenses).

     2.     Grant of Piggyback Registration Rights.

          a. Right to Piggyback. Subject to Section 2(e) below, whenever the Company proposes to register any of its securities under the Act in connection with a public offering of such securities solely for cash (but not including any registration relating solely to employee benefit plans or a registration relating solely to a Commission Rule 145 transaction), and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice (before the initial filing of the registration statement relating to such public offering and at least twenty (20) days before the effective date of such registration statement) to all Holders of Registrable Securities of its intention to effect such a registration and shall use its best efforts, in accordance with the terms and conditions of this Agreement, to include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein before the effective date of the related registration statement. In the event that any Piggyback Registration shall be an underwritten offering of securities of the Company, any requests by the Holders pursuant to this Section 2(a) to register Registrable Securities must specify that such shares are to be included in the underwriting on the same terms as the shares of Common Stock otherwise being sold through such registration.

          b. Expenses Relating to Piggyback Registrations. The Registration Expenses incidental to the Company’s performance of, or compliance with, this Agreement in connection with each Piggyback Registration shall be paid by the Company. Except for the reasonable fees and disbursements of one counsel for the Holders included in the Registration Expenses, each participating Holder shall bear the fees and costs of its own counsel. All Selling Expenses relating to the Registrable Securities being sold by a Holder in a Piggyback Registration shall be paid by such selling Holder.

          c. Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall be entitled to cut-back the number of securities to be included in such registration. In such event, securities shall be included in the Piggyback Registration in accordance with the following priority: (i) first, the securities the Company proposes to sell; (ii) second, any securities proposed to be sold by shareholders of the Company exercising any existing demand registration rights; and (iii) third, all shareholders of the Company exercising piggyback registration rights, including the Holders requesting that Registrable Securities be included in the registration pursuant to the terms of this Agreement. In the event of a cut-back of the number of securities that may be included in a Piggyback Registration, the number of Registrable Securities and other securities of the Company that may be included in the registration upon the exercise of piggyback registration rights shall be allocated among all of the Company’s shareholders (including the Holders) who are exercising such Piggyback Registration rights, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and other securities which each such Holder requests to be included in such registration.

          d. Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration of the Company’s securities, and the managing underwriters advise the Company in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company and the Holders initially requesting such registration, the Company shall be entitled to cut-back the number of securities in such registration and include in such registration (i) first, any securities proposed to be sold by any shareholders of the Company exercising any existing demand registration rights; and (ii) second, the Registrable Securities and other securities of the Company requested to be included therein by the Holders and other shareholders of the Company exercising Piggyback Registration rights. The number of Registrable Securities and other securities of the Company that may be included in the registration on behalf of the Holders and other shareholders exercising Piggyback Registration rights shall be allocated among all of such Holders and other shareholders who are exercising Piggyback Registration rights, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and other securities which each such Holder requests to be included in such registration.

          e. Exception. Notwithstanding any of the foregoing provisions of this Section 2, the Holders of Registrable Securities shall not be entitled to participate in, and the Company shall have no obligation to register any Holders’ Registrable Securities in connection with the filing of the registration statement covering the shares of the Company’s Common Stock issued in connection with the Company’s acquisition of the assets of IGEL C.M. Laboratory Pte Ltd, International Vision Laboratories Pte Ltd and IGEL Visioncare Pte Ltd.

     3.     Holdback Agreements. In consideration for the grant of the Piggyback Registration rights described in this Agreement, no Investor or Holder shall effect any public sale or distribution (including sales pursuant to Rule 144) of any equity securities of the Company during the seven (7) business days prior to and the one hundred eighty (180) day period beginning on the effective date of any underwritten Piggyback Registration in which such Investor’s or Holder’s Registrable Securities are included (except as part of such underwritten registration), unless the underwriters managing the public offering otherwise agree. Moreover, each Investor and each Holder agrees, if requested by the Company and any underwriter of the Common Stock of the Company, to execute such agreements and instruments as are necessary, in the Company’s and underwriter’s reasonable opinion, to effect the foregoing.

     4.     Registration Procedures. Whenever Holders of Registrable Securities have requested that any Registrable Securities be included in and covered by any Piggyback Registration pursuant to this Agreement, such Holders shall furnish to the Company in writing such information as may be reasonably requested by the Company for inclusion in, or relating to, such Piggyback Registration, and the Company shall use its best efforts to include such Registrable Securities in such Piggyback Registration, consistent with the terms of this Agreement. In furtherance of this obligation, the Company shall:

          a. subject to the Company’s right to reduce the number of Registrable Securities to be included in a Piggyback Registration, use its best efforts to include in the Piggyback Registration those Registrable Securities as to which the Company has received written requests for inclusion pursuant to Section 2(a) above, consistent with the terms of this Agreement (provided, however, that the Company shall not be precluded from abandoning any Piggyback Registration that it determines not to be in the best interests of the Company);

          b. notify each Holder of Registrable Securities of the effectiveness of each Piggyback Registration filed hereunder and prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than one hundred and eighty (180) days and to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the terms applicable to such registration statement and any related underwriting agreements;

          c. furnish to each Holder who intends to sell Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Holder of Registrable Securities may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder;

          d. use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Holder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder of Registrable Securities to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction); and

          e. otherwise use its best efforts to comply with all applicable rules and regulations of the Commission; and

          f. cooperate with the Holder of Registrable Securities and any underwriter to prepare and deliver timely certificates representing Registrable Securities to be sold and not bearing any restrictive legends.

     5.     Exchange Act Reports. Notwithstanding the registration rights set forth herein, the Company acknowledges that, in the event such registration statement shall not become effective, or, in the event there shall be a default in the undertaking by the Company of its obligations pursuant to this Agreement, the Holders may be required to rely upon an exemption under the Act for the purpose of disposing of the Registrable Securities. Accordingly, with a view to making available to the Holders the benefits of Rule 144 promulgated under the Act, and any other rule or regulation of the Commission that may at any time permit the Holders to sell the Registrable Securities to the public without registration, the Company shall (a) make and keep “public information” available, as such terms are contemplated and defined in Rule 144, (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Act (if any) and the Exchange Act, and (c) furnish to each Holder, so long as each Holder owns any of the Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the Commission’s reporting requirements necessary to enable the Holders to sell the Registrable Securities pursuant to Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents so filed by the Company as may be reasonably requested and necessary in availing a Holder of any rule or regulation of the Commission permitting the selling of any such securities without registration.

     6.     Indemnification.

          a. The Company agrees to indemnify, defend and hold harmless, to the extent permitted by law, each Holder of Registrable Securities and their members, managers, officers and control persons (within the meaning of the Act) from and against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and expenses) caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein or by such Holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Holder with a sufficient number of copies of the same.

          b. In connection with any Piggyback Registration in which a Holder of Registrable Securities is participating, each such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify, defend and hold harmless the Company, its directors, officers and control persons (within the meaning of the Act) from and against all losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is cause by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein, provided that the obligation to indemnify shall be individual and not joint and several for each Holder and shall be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such Piggyback Registration.

          c. Any party entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with the assistance of counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent, which consent shall not be unreasonably withheld. An indemnifying party that is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless, in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

          d. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and shall survive the transfer of any Registrable Securities.

     7.     Participation in Underwritten Registrations. No Holder may participate in any Piggyback Registration hereunder which is underwritten unless such Holder (i) agrees to sell any Registrable Securities to be included in such registration on the basis provided in any underwriting arrangements applicable to the registration, as approved by the Company and to the extent they are the same as those applied to the other sellers in connection with such registration, and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements to the extent they are the same as those applied to the other sellers in connection with such registration. The Company shall be entitled to select and approve the managing underwriter involved in any Piggyback Registration, in its sole and absolute discretion.

     8.     Contribution. If for any reason the indemnification provided for in Sections 6(a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by the preceding Sections 6(a) and (b), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of the loss, claim, damage, liability or expense in the proportion as is appropriate to reflect (1) the relative benefits received by the indemnified party and the indemnifying party, (2) the relative fault of the indemnified party and the indemnifying party, and (3) any other relevant equitable considerations.

     9.     Transfer of Registration Rights. The rights to cause the Company to include Registrable Securities in Piggyback Registrations as provided in this Agreement may be assigned or transferred to any transferee who: (i) acquires at least one hundred thousand (100,000) shares (as currently constituted, and to be appropriately adjusted for stock splits, combinations, stock dividends and the like) of Registrable Securities (including shares of Registrable Securities into which Shares are transferable); or (ii) who is (1) a member of an Investor, (2) an immediate family member of one or more members of an Investor who agree to act through a single representative, or (3) an affiliate controlled by one or more members of an Investor, provided that any transfer of rights shall not be effective until: (x) the Company is given written notice of the transfer, which notice shall state the name and address of the transferee and identify the number of securities with respect to which the rights under this Section 9 are being assigned; (y) the transfer of the securities to which the registration rights relate has been effected in compliance with any legend requirements or other requirements reasonably imposed by the Company to ensure compliance with applicable securities laws; and (z) the transferee has executed an agreement in a form approved by the Company, agreeing to be bound by the obligations imposed on the Investors and Holders under this Agreement. Any transfer pursuant to clause (ii) to one or more persons who own less than 100,000 shares of Registrable Securities shall be conditioned upon such transferees appointing a representative, representing holders of at least 100,000 shares of Registrable Securities, to exercise all of such transferee’s rights under this Agreement.

     10.     Miscellaneous. This Agreement may be executed by facsimile in any number of counterparts, and different Investors may execute different counterparts. Each executed counterpart shall be deemed an original, and all executed counterparts together shall constitute one and the same agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah. The jurisdiction and venue of any legal action under this Agreement shall be as set forth in the Purchase Agreement.

     IN WITNESS WHEREOF, this Agreement is executed by the undersigned, effective as of the date first set forth above.

THE COMPANY:	INVESTORS:

1-800 CONTACTS, INC	CAMELOT VENTURES/CJ, L.L.C. d/b/a LENS 1st

/s/ Jonathan C. Coon	By: /s/ Its:
President and Chief Executive Officer

LENS EXPRESS LLC

By: /s/

Its:

8